Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FIRST QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., January 15, 2015 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its first quarter ended December 27, 2014.

First Quarter 2015 Results

Net earnings for the first quarter of fiscal 2015 increased to $4.2 million, or $0.22 per diluted share from $2.7 million, or $0.15 per share in the same period a year ago. Net sales increased 26.8% to $110.6 million from $87.2 million in the same period a year ago due to the August 2014 acquisition of the prestressed concrete strand (“PC strand”) business of American Spring Wire Corporation together with higher sales at Insteel’s other facilities. Shipments increased 20.9% from the prior year quarter and average selling prices increased 4.9%. On a sequential basis, shipments decreased 6.7% from the fourth quarter of fiscal 2014 reflecting the usual seasonal slowdown in construction activity while average selling prices increased 1.3%.

Insteel’s first-quarter results were favorably impacted by higher spreads between selling prices and raw material costs and the increase in shipments, partially offset by higher conversion costs relative to the prior year quarter. Capacity utilization for the quarter was 54% compared with 47% in the prior year quarter and 57% in the fourth quarter of fiscal 2014.

Balance Sheet and Liquidity

Operating activities used $9.5 million of cash while providing $6.3 million in the prior year period primarily due to the relative changes in net working capital. Net working capital used $17.9 million of cash while providing $0.5 million in the same period a year ago largely due to the current year reduction in accounts payable resulting from lower raw material purchases. Capital expenditures were $3.5 million and are expected to range from $11.0 to $13.0 million for fiscal 2015. Insteel ended the quarter with $10.0 million of borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“We made substantial progress during the quarter in ramping up the operating levels of our Gallatin, Tennessee PC strand facility following the completion of the repair work related to the January 2014 fire,” commented H.O. Woltz III, Insteel’s president and CEO. “The completion of this project will enable us to consider alternative manufacturing configurations for our PC strand business that are more cost effective while continuing to satisfy the requirements of our customers.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

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“Looking ahead, we are encouraged by the continued improvement in the leading indicators for our nonresidential construction end-markets. Customer sentiment for 2015 remains positive and the recovery appears to be gaining momentum, which should favorably impact our shipment and production volumes. In addition, we have intensified our process improvement initiatives across all our operations and expect to realize significant improvements in our conversion costs over the remainder of the year.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates eleven manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 27, 2014. You should carefully review these risks and uncertainties.

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All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law. It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; the continuation of reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 27, 2014 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended
	December 27,	December 28,
	2014	2013
Net sales	$110,628	$87,218
Cost of sales	98,585	78,163
Gross profit	12,043	9,055
Selling, general and administrative expense	5,652	4,705
Other income, net	(40)	(32)
Interest expense	94	56
Interest income	-	(5)
Earnings before income taxes	6,337	4,331
Income taxes	2,187	1,584
Net earnings	$4,150	$2,747

Net earnings per share:
Basic	$0.23	$0.15
Diluted	0.22	0.15

Weighted average shares outstanding:
Basic	18,377	18,189
Diluted	18,820	18,587

Cash dividends declared per share	$0.03	$0.03

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)		(Unaudited)
	December 27,	September 27,	December 28,
	2014	2014	2013
Assets
Current assets:
Cash and cash equivalents	$11	$3,050	$18,985
Accounts receivable, net	40,688	51,211	33,754
Inventories	87,464	81,899	70,026
Other current assets	4,784	6,433	4,804
Total current assets	132,947	142,593	127,569
Property, plant and equipment, net	91,443	90,386	83,447
Intangibles, net	9,600	9,816	1,630
Goodwill	6,965	6,965	-
Other assets	7,102	7,035	6,749
Total assets	$248,057	$256,795	$219,395

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$30,874	$52,811	$34,861
Accrued expenses	9,096	10,375	6,696
Total current liabilities	39,970	63,186	41,557
Long-term debt	10,000	-	-
Other liabilities	15,163	14,726	14,349
Shareholders' equity:
Common stock	18,377	18,377	18,202
Additional paid-in capital	59,309	58,867	55,667
Retained earnings	107,028	103,429	91,182
Accumulated other comprehensive loss	(1,790)	(1,790)	(1,562)
Total shareholders' equity	182,924	178,883	163,489
Total liabilities and shareholders' equity	$248,057	$256,795	$219,395

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	December 27,	December 28,
	2014	2013
Cash Flows From Operating Activities:
Net earnings	$4,150	$2,747
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	2,869	2,424
Amortization of capitalized financing costs	26	26
Stock-based compensation expense	442	408
Deferred income taxes	935	319
Excess tax benefits from stock-based compensation	-	(86)
Gain on sale of property, plant and equipment	(77)	-
Increase in cash surrender value of life insurance policies over premiums paid	(136)	(289)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	10,360	7,356
Inventories	(5,565)	(11,233)
Accounts payable and accrued expenses	(22,716)	4,387
Other changes	199	263
Total adjustments	(13,663)	3,575
Net cash provided by (used for) operating activities	(9,513)	6,322

Cash Flows From Investing Activities:
Capital expenditures	(3,515)	(1,984)
Acquisition of business	411	-
Proceeds from sale of property, plant and equipment	89	-
Proceeds from surrender of life insurance policies	40	28
Increase in cash surrender value of life insurance policies	-	(99)
Net cash used for investing activities	(2,975)	(2,055)

Cash Flows From Financing Activities:
Proceeds from long-term debt	47,757	118
Principal payments on long-term debt	(37,757)	(118)
Cash dividends paid	(551)	(546)
Cash received from exercise of stock options	-	12
Excess tax benefits from stock-based compensation	-	86
Payment of employee tax withholdings related to net share transactions	-	(274)
Net cash provided by (used for) financing activities	9,449	(722)

Net increase (decrease) in cash and cash equivalents	(3,039)	3,545
Cash and cash equivalents at beginning of period	3,050	15,440
Cash and cash equivalents at end of period	$11	$18,985

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$16	$2
Income taxes, net	45	33
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	206	740
Restricted stock units and stock options surrendered for withholding taxes payable	-	274
Post-closing purchase price adjustment for business acquired	65	-

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